Exhibit 99.1

    Medical Staffing Network Holdings Announces Fourth Quarter and
                 Full Year of 2003 Operating Results;
               Company Achieved Record Revenues In 2003


    BOCA RATON, Fla.--(BUSINESS WIRE)--Feb. 23, 2004--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $107.8 million for the fourth quarter of 2003, which is a decrease of 21.0% from revenues of $136.5 million for the fourth quarter of 2002. Loss from continuing operations for the fourth quarter of 2003 was $1.6 million, or $0.05 per diluted share, and includes a previously announced non-cash pre-tax charge of $3.6 million ($2.1 million, or $0.07 per diluted share, after tax), resulting from the write-off of certain fees associated with the Company's early extinguishment of a debt facility. Income from continuing operations for the fourth quarter of 2002 was $4.0 million, or $0.13 per diluted share. Cash flow from operating activities was $11.0 million for the fourth quarter of 2003 as compared with cash used in operating activities of $4.2 million for the same period of the prior year.
    Commenting on the fourth quarter's results, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., stated, "Our results for the quarter are reflective of the prevailing difficult market conditions for temporary healthcare staffing services. Efforts by our clients to improve the utilization of their full-time staff continue to drive the current weak demand for our services."
    Mr. Adamson continued, "As expected, the Company saw weekly sales continue to decline from the third quarter into the fourth quarter. However, average weekly sales have basically stabilized over the past few months. We expect demand to recover slowly and are encouraged to see a higher level of orders received in some markets thus far in 2004 than in the second half of 2003. If orders continue to increase, the next challenge will be in recruiting back those healthcare professionals who left the temporary job market in an effort to secure full-time jobs as the economy heavily shed jobs the past few years."
    Mr. Adamson added, "Contraction of demand for healthcare staffing services in 2003 has advanced the inevitable consolidation of this fragmented market. Medical Staffing Network, while clearly disappointed with its own results for the quarter and the full year 2003, has faired better than its competitors in the nurse per diem industry. We are pleased to report that, during 2003, Medical Staffing Network generated almost $37 million of cash from operating activities and reduced its days sales outstanding from 63 at the end of 2002 to less than 60 at the end of 2003. Management currently remains committed to its decision in the summer of 2003 to carry the infrastructure and capacity necessary to be well positioned to take advantage of the rebound in demand, not if, but when, it happens."
    Mr. Adamson concluded, "I am pleased to report that we completed our new senior debt facility during the fourth quarter. We are looking forward to continuing our prior relationships with GE Healthcare Financial Services and LaSalle Bank and adding Goldman Sachs to the list of lenders with whom we hope to have a long and mutually successful business relationship."
    Gross profit decreased to $24.2 million for the fourth quarter of 2003 from $33.8 million during the same period in 2002, or 28.4%, as a result of the decline in revenues and a decrease in gross margin percentage. The gross margin of 22.4% for the fourth quarter of 2003 is a decrease from the 24.7% for the fourth quarter of 2002. The margin decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals, partially offset by a $0.4 million pre-tax workers' compensation expense benefit as a result of favorable claims experience based on actuarial estimation performed during the quarter.
    Selling, general and administrative expenses decreased to $17.2 million, or 15.9% of revenues, in the fourth quarter of 2003 from $22.5 million, or 16.5% of revenues, for the fourth quarter of 2002. The year-over-year decrease is primarily due to the locations closed and other cost reduction programs implemented as a part of the restructuring initiative, partially offset by the opening of 44 branch-in-branch ("BiB") locations in connection with the expansion of the BiB program prior to May 2003 and the acquisitions that the Company made in the past year. Corporate and administrative expenses increased to $3.3 million, or 3.0% of revenues, in the fourth quarter of 2003 compared with $2.0 million, or 1.4% of revenues, for the fourth quarter of 2002, primarily due to increased infrastructure associated with the aforementioned acquisitions and expansion of the BiB program.
    For the year ended December 28, 2003, the Company had record revenues of $513.0 million, which is an increase of 7.1% over revenues of $478.8 million for the year ended December 29, 2002. Income from continuing operations was $5.5 million, or $0.18 per diluted share (inclusive of the aforementioned non-cash after tax charge of $0.07 per diluted share related to the early extinguishment of debt), for the year ended December 28, 2003, compared with $17.8 million, or $0.62 per diluted share, for the year ended December 29, 2002. Including discontinued operations, net income was $5.0 million, or $0.16 per diluted share (inclusive of the non-cash after tax charge of $0.07 per diluted share), for the year ended December 28, 2003, compared with $17.9 million, or $0.62 per diluted share, for the year ended December 29, 2002. Cash flow from operating activities was $36.7 million for the year ended December 28, 2003, as compared with cash used in operating activities of $5.9 million for the year ended December 29, 2002.
    Gross profit decreased to $114.8 million for the year ended December 28, 2003, from $120.4 million during the same prior year period, or 4.7%, as a result of increased cost of services rendered, partially offset by the increase in revenues. The gross margin of 22.4% for the year ended December 28, 2003, decreased from the gross margin of 25.2% for the prior year. The decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals.
    Selling, general and administrative expenses increased to $78.8 million, or 15.4% of revenues, for the year ended December 28, 2003, from $70.7 million, or 14.8% of revenues, in the prior year, due to the costs of the restructuring initiative completed during the second quarter of 2003, the opening of 44 BiB locations in connection with the BiB program and the acquisitions that the Company made in the past year, partially offset by the locations closed in the restructuring initiative. Corporate and administrative expenses increased to $11.7 million, or 2.3% of revenues, for the year ended December 28, 2003, compared with $7.4 million, or 1.5% of revenues, in the prior year, primarily due to increased infrastructure associated with the aforementioned acquisitions and expansion of the BiB program.

    Earnings Guidance

    As previously announced, the Company has adopted a policy not to provide forward-looking financial guidance since such estimates involve a high degree of uncertainty. Accordingly, the Company has made the decision to no longer provide forward-looking guidance with respect to the Company's anticipated quarterly financial results.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on February 24, 2004. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.fulldisclosure.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.
    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

                MEDICAL STAFFING NETWORK HOLDINGS, INC.
              Condensed Consolidated Statements of Income
           (unaudited; in thousands, except per share data)

                               Three Months Ended     Years Ended
                               ------------------  ------------------
                               Dec. 28,  Dec. 29,  Dec. 28,  Dec. 29,
                                 2003      2002      2003      2002
                               --------  --------  --------  --------

Service revenues               $107,831  $136,508  $512,985  $478,827
Cost of services rendered        83,672   102,749   398,224   358,394
                               --------  --------  --------  --------
   Gross profit                  24,159    33,759   114,761   120,433
                               --------  --------  --------  --------

Operating expenses:
 Selling, general
  and administrative             17,167    22,470    78,771    70,716
 Corporate and administrative     3,248     1,966    11,748     7,386
 Depreciation and amortization    1,691     1,376     6,773     4,486
                               --------  --------  --------  --------
   Total operating expenses      22,106    25,812    97,292    82,588
                               --------  --------  --------  --------

Income from operations            2,053     7,947    17,469    37,845
Loss from early extinguishment
 of debt                          3,555      --       3,555      --
Interest expense, net             1,136     1,136     4,685     7,603
                               --------  --------  --------  --------

Income (loss) from
 continuing operations before
 provision for (benefit from)
 income taxes                    (2,638)    6,811     9,229    30,242
Provision for (benefit from)
 income taxes                    (1,015)    2,791     3,708    12,400
                               --------  --------  --------  --------

Income (loss) from
 continuing operations           (1,623)    4,020     5,521    17,842
Income (loss) from
 discontinued operations,
 net of taxes                      --         (93)     (506)       52
                               --------  --------  --------  --------

Net income (loss)                (1,623)    3,927     5,015    17,894
Dividends on convertible
 preferred stock                   --        --        --       3,099
                               --------  --------  --------  --------

Income (loss) available to
 common stockholders            $(1,623)   $3,927    $5,015   $14,795
                               ========  ========  ========  ========

Basic income (loss) from
 continuing operations           $(0.05)    $0.13     $0.18     $0.70
Discontinued operations            --        --       (0.01)     --
                               --------  --------  --------  --------
Basic net income (loss)
 per share                       $(0.05)    $0.13     $0.17     $0.70
                               ========  ========  ========  ========

Diluted income (loss) from
 continuing operations           $(0.05)    $0.13     $0.18     $0.62
Discontinued operations            --        --       (0.02)     --
                               --------  --------  --------  --------
Diluted net income (loss)
 per share                       $(0.05)    $0.13     $0.16     $0.62
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
 Basic                           30,208    30,110    30,190    21,177
 Diluted                         30,208    31,249    30,807    28,637

Operating Statistics:
Hours worked:
 Related to continuing
  operations                      2,501     3,338    12,137    12,504
 Related to discontinued
 operations                        --           2         1        17
                               --------  --------  --------  --------
 Total healthcare professional
  hours worked                    2,501     3,340    12,138    12,521
                               ========  ========  ========  ========


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   Dec. 28,  Dec. 29,
                                                     2003       2002
                                                   --------  --------
                                                  (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                             $825     $4,595
 Accounts receivable, net                            68,602     93,780
 Other current assets                                13,785     10,221
                                                   --------   --------
   Total current assets                              83,212    108,596

Furniture and equipment, net                         11,377     12,643
Goodwill, net                                       125,028    114,437
Other assets, net                                     9,253     12,407
                                                   --------   --------
   Total assets                                    $228,870   $248,083
                                                   ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $3,975     $5,149
 Accrued payroll and related liabilities              6,616      9,366
 Current portion of long-term debt                     --        8,775
 Other current liabilities                            4,163      4,160
                                                   --------   --------
   Total current liabilities                         14,754     27,450

Long-term debt, net of current portion               54,978     69,225
Deferred taxes                                        7,115      4,274
Other long-term obligations                             736      1,466
                                                   --------   --------
   Total liabilities                                 77,583    102,415

Commitments and contingencies

Total stockholders' equity                          151,287    145,668
                                                   --------   --------

Total liabilities and stockholders' equity         $228,870   $248,083
                                                   ========   ========



    CONTACT: Medical Staffing Network Holdings Inc., Boca Raton
             Robert J. Adamson, 561-322-1303